Exhibit 1
THIS AGREEMENT is made on the       22nd       day of December  , 2005.
BETWEEN
(1)	BEIJING HOLDINGS LIMITED, a company incorporated in Hong Kong whose registered office is situated at Room 4301, 43rd Floor, Central Plaza,18 Harbour Road, Wanchai, Hong Kong (the “Vendor”); and
(2)	BEST SCENE MANAGEMENT LIMITED, a company incorporated in the British Virgin Islands and having its correspondence address at 5/F., B & H Plaza, 27 Industry Avenue, Shekou£—Shenzhen 518067, China ( “Best Scene”)
WHEREAS:
(A)	Tramford International Limited (to be changed to China Technology Development Group Corporation) is a company incorporated in the British Virgin Islands whose registered office is at P.O. Box 71, Craigmuir Chambers, Road Town, Tortola, British Virgin Islands and whose principal place of business is at Room 2413, 24th Floor, Shui On Centre, 8 Harbour Road, Wanchai, Hong Kong (the “Company”). All the issued Shares of the Company are listed on the NASDAQ stock exchange in the US.

(B)	The Vendor is the beneficial owner of Placing Shares as at the date hereof.

(C)	The Vendor has agreed to offer for sale and Best Scene has agreed to procure purchasers for the Placing Shares on a fully underwritten basis and on the terms and conditions set out in this Agreement.
THE PARTIES AGREE THAT:
1. Definitions and Interpretation
(A)	Definitions
In this Agreement (including the Recitals above), the following expressions shall, unless the context requires otherwise, have the following meanings:

“Agreement”	this placing agreement as amended or varied from time to time by an agreement in writing duly executed by the Parties;

“Business Day”	any day (excluding a Saturday) on which banks generally are open for business in Hong Kong;

“DTC”	Depository Trust Company, a subsidiary of Depository Trust Clearing Corporation in the US;

“Expenses”	means the commissions and other expenses relating to the Placing set out in Clause 6 and the Vendor’s expenses properly incurred by it in relation to the Placing;

“Group”	the Company and its subsidiaries;

“Hong Kong”	the Hong Kong Special Administrative Region of the People’s Republic of China;

“Parties”	the named parties to this Agreement and their respective successors and permitted assigns;

“Placee(s)”	any professional, institutional or other investor(s) procured by Best Scene to purchase the Placing Shares pursuant to Best Scene’s obligations hereunder;

“Placing”	the offer by way of private placing of the Placing Shares by Best Scene on the terms and conditions set out in this Agreement;

“Placing Completion”	completion of the Placing in accordance with Clause 3(A);

“Placing Completion Date”	the date or dates on which the Placing Completion shall take place, being 10 Business Days but not more than three months following the date hereof (or such other dates as may be agreed in writing between the Parties);

“Placing Price”	US$2.15 per Placing Share;

“Placing Shares”	the 1,100,000 existing Shares owned by the Vendor to be placed to the Placees (as Best Scene may direct) in accordance with Clause 4(A);

“PRC”	the People’s Republic of China excluding Taiwan, Hong Kong and the Macao Special Administrative Region for the purpose of this Agreement;

“Shares”	ordinary shares of US$0.01 each in the capital of the Company;

“US”	the United States of America; and

“US$”	United States dollars.
(B)	Construction and Certain References
(i)	References in this Agreement to persons include references to bodies corporate and references to the singular include references to the plural and vice versa.

(ii)	References to Recitals and Clauses are to the recitals and clauses of this Agreement, a reference to a sub-clause is to the relative numbered sub-clause in the Clause in which the reference appears and a reference to a paragraph is to the relative numbered paragraph of the sub-clause in which the reference appears.

(iii)	In this Agreement, (save as otherwise expressly stated herein) references to any statute or statutory provision includes a reference to that statute or statutory provision as from time to time amended, extended or re-enacted.

(iv)	All references in this Agreement in relation to any time, date or period shall mean Hong Kong time.
(C)	Headings
     Headings are for convenience only and shall not affect the interpretation of this Agreement.

2. Appointment of Best Scene
(A)	Appointment of placing agent
(i)	The Vendor shall sell the Placing Shares pursuant to the Placing free from all liens, charges and encumbrances and together with all rights attaching to them as at the Placing Completion Date, including the right to receive all dividends declared, made or paid on or after the Placing Completion Date.

(ii)	Subject to the provisions of this Agreement, the Vendor hereby appoints Best Scene, and Best Scene agrees to act as placing agent to procure Placees for, or failing which it shall itself purchase, the Placing Shares at the Placing Price (together with such stamp duty and applicable prescribed fees as may be payable by such Placee(s)), on a fully underwritten basis and in accordance with the provisions of this Agreement.
(B)	Powers
The Vendor hereby confirms that the appointment referred to in sub-clause (A) above confers on Best Scene the powers, authorities and discretion on behalf of the Vendor which are reasonably and properly necessary for, or reasonably incidental to, the making of the Placing and hereby agrees to ratify and confirm all such actions which Best Scene may lawfully, reasonably and properly take in the exercise of such powers, authorities and discretion in accordance with this Agreement.
(C)	Placing
(i)	The choice of Placees for the Placing Shares shall be determined by Best Scene, subject to the selling restrictions contained in this Agreement, and provided that no Placing Shares shall be offered to or placed in circumstances which would constitute an offer to the public in Hong Kong within the meaning of the Companies Ordinance or in any other place or in any manner in which the securities laws or regulations of any place may be infringed.

(ii)	The Placing carried out by Best Scene pursuant to this Agreement shall constitute a transaction carried out by Best Scene at the request of and on behalf of the Vendor as its lawful agent and not on account of or for Best Scene. Best Scene shall not be liable for any loss or damage (save and except for loss or damage caused by any fraud, wilful default or negligence on the part of Best Scene) to the Vendor arising from or otherwise relating to the Placing.

3. Completion of Placing
(A)	Subject to the performance by Best Scene of its obligations under Clause 4(B), Placing Completion shall take place on the Placing Completion Date after 5:00 p.m. at such time as the Parties may agree and Placing Completion may take place on one or more occasions.
(B)	To the extent physical delivery or document exchange is required, Placing Completion under sub-clause (A) above shall take place at the office of the Vendor at Room 4301, 24th Floor, Central Plaza, 8 Harbour Road, Wanchai, Hong Kong or such other venue as the Parties may agree.
4. Obligations of the Parties
(A)	Vendor’s Obligations
Subject to the performance by Best Scene of its obligations under sub-clause (B) below, on Placing Completion, the delivery obligations of the Vendor in respect of title to the Placing Shares shall be settled by book entry through the settlement service facilities operated in the US by DTC, under which the Vendor shall give or procure its designated transfer agent to give an irrevocable delivery instruction to effect a book-entry settlement of the Placing Shares to be transferred by the Vendor to Best Scene or its designated DTC participant (Merrill Lynch, participant no. 5198) at Placing Completion in accordance with the applicable rules, regulations and procedures of DTC to the credit of the stock accounts of KGI Asia Limited A/C (Account No. 3BN-80031) and in such a case, no certificate for Placing Shares will be delivered to Best Scene upon Placing Completion; and the Vendor shall deliver to, or procure the delivery to, Best Scene or as it may direct, evidence of the giving of the irrevocable delivery instruction mentioned above; and
(B)	Best Scene’s Obligations
(i)	Against compliance by the Vendor with its obligations pursuant to Clause 4(A), and against full compliance of the Vendor’s undertaking under Clause 5(A)(iii), on the Placing Completion Date, Best Scene shall make or procure the making of payment in US dollars for value of the aggregate Placing Price (subject only to the deduction therefrom of the Expenses referred to in Clause 6(A)), of the total number of the Placing Shares to the Vendor’s nominated receiving agent, and the Vendor agrees that the payment thereof shall constitute a complete discharge of Best Scene’s payment obligations in respect of the Placing Shares; and
(ii)	(if applicable) Best Scene shall as soon as reasonably practicable after the Placing Completion arrange for payment of any stamp duty and prescribed fees for the transfer of the Placing Shares.
5. Further Undertakings
(A)	Vendor’s Undertakings
In consideration of Best Scene entering into this Agreement and agreeing to perform its obligations hereunder, the Vendor hereby undertakes to Best Scene to do or procure the following:
(i)	to provide Best Scene, at its request, with all such information known to it or which on reasonable enquiry ought to be known to it and relating to the Vendor and/or Group as may be reasonably required by Best Scene in connection with the transactions contemplated or arising under this Agreement for the purposes of, without limitation, complying with all requirements of applicable law (including any due diligence defences) or of the rules and regulations of the NASDAQ stock exchange or any applicable regulatory bodies;

(ii)	as soon as practicable after the date hereof and in any event before the Placing Completion, the Vendor shall arrange and complete (a) the registration of the Placing Shares for, and the removal of all restrictions or legends on, the free transfer and/or resale of the Placing Shares in the US stock market, and (b) a deposit of all the Placing Shares with DTC for effecting Placing Completion through the DTC settlement service facilities; and
(B)	Best Scene’s Undertakings
     Best Scene hereby undertakes to the Vendor the following:
(i)	by no later than 5:00 p.m. on the one Business Day prior to the Placing Completion Date, to deliver to the Vendor a schedule showing details of the Placee(s) procured by it including their respective name, country of incorporation (if a corporation), address (or registered address if a corporation), the number of Placing Shares agreed to be purchased by each Placee;
(ii)	to submit to the applicable regulatory authorities as and when it is required to do so, such information which it may have regarding the Placee(s) and the Placing as the applicable regulatory authorities may require; and
(iv)	not to offer, sell or deliver, directly or indirectly, any Placing Shares or distribute or publish any documents (including, without limitation to the foregoing, any prospectus, form of application, offering circular, advertisement or other offering material or any report or other document calculated to invite or lead to offers or agreements being made to purchase Placing Shares or acquire any interest therein) or make any representations or statements in relation to the Placing in any country or jurisdiction except such as, and under circumstances that, will not result in or constitute a breach of any applicable laws and regulations or give rise to a requirement for any prospectus to be published or filed or any registration or qualification to be made or obtained (other than such as are made or obtained by Best Scene) in any country or jurisdiction and all offers, sales and deliveries of Placing Shares will be made on such terms.
6. Payment of fees, commissions and expenses
(A)	In consideration of the services of Best Scene in relation to the Placing, the Vendor shall pay, or procure and ensure its nominated paying agent to pay, to Best Scene (and, for this purpose, Best Scene shall be entitled to deduct out of the Purchase Price for the Placing Shares) placing commission being calculated as a fee of 1 per cent. (or such fee to be agreed by the parties) of the aggregate Purchase Price for the Placing Shares.
(B)	If this Agreement is terminated pursuant to Clause 8 or if for any other reason the Placing is not completed, the Vendor shall remain liable for the payment of all placing commissions together with all fees and other expenses which are referred to in sub-clause (A) to the extent already actually and reasonably incurred and for the payment of all fees and other expenses reasonably incurred in consequence of such termination, provided that Best Scene shall supply to the Vendor such evidence as to the fees and expenses as the Vendor may reasonably request, and further provided that if termination is pursuant to Clause 8(A)(i) hereof, the commission referred to in Clause 6(A) shall be reduced to 0.5% of the aggregate Purchase Price of the Placing Shares.

7. Warranties and Indemnity
(A) Warranties, Representations and Undertakings
The Vendor hereby warrants, represents and undertakes to Best Scene (for itself and on behalf of the Placees) (and the Vendor acknowledges that Best Scene has been induced to enter into this Agreement and to agree to procure purchaser(s) for the Placing Shares on the basis of such warranties, representations and undertakings) as follows:
(i)	the Placing Shares are duly allotted and fully paid up, and the Vendor is the beneficial owner of the Placing Shares, and it has the authority, power and capacity to enter into this Agreement and to sell the Placing Shares pursuant to this Agreement;

(ii)	this Agreement constitutes and the other documents to be executed by the Vendor which are to be delivered at Placing Completion will, when executed, constitute valid, legal, binding and enforceable obligations of the Vendor in accordance with their respective terms;

(iii)	the execution and delivery of, and the performance by the Vendor of its obligations under, this Agreement do not and will not:
(a)	result in a breach of any provision of its memorandum of association and bye-laws or articles of association (as the case may be) of the Vendor and/or any member of the Group;

(b)	result in a breach of, or constitute a default under, any agreement or instrument to which the Vendor and/or any member of the Group is a party or by which it is bound; or

(c)	result in a breach of any order, judgment or decree of any court or governmental agency to which the Vendor and/or any member of the Group is a party or by which it is bound;
(iv)	the particulars relating to the Vendor and the Company as set out in the recitals are true and correct;

(v)	the Placing Shares are being sold hereunder free from all liens, charges, encumbrances and third-party rights of whatever nature and shall rank pari passu in all respects with all the other Shares in issue as at Placing Completion and in particular shall rank in full for all dividends and other distributions declared, made or paid thereafter;
(vi)	all necessary consents, authorisations and approvals from all appropriate regulatory or governmental bodies in Hong Kong, US or elsewhere which are required by the Company, the Vendor and Best Scene as placing agent for the transfer of the Placing Shares pursuant to this Agreement have been obtained or will be obtained on or before the Placing Completion;
(vii)	all published information regarding the Group (including its financial results) are true, accurate and not misleading;

(viii)	all public information and facts given to Best Scene in relation to the Placing are true, accurate and not misleading and the Vendor has not withheld any other information or facts the omission of which will make the information or facts given to the Best Scene incorrect or misleading and the Vendor shall notify Best Scene forthwith in writing should such omission or inaccuracy first come to the attention of the Vendor; and

(ix)	all the Placing Shares are duly registered and permitted for transfer and/or resale in the US stock market without restriction pursuant to applicable US securities laws, and there is no selling restrictions on the transfer of the Placing Shares imposed by any rules or regulations of the NASDAQ stock exchange or the US securities regulatory bodies or by any applicable US securities laws.
(B)	Period
The representations and warranties set out in Clause 7(A) are given as at the date hereof and shall be deemed to be repeated by the Vendor on each day up to and including the date of Placing Completion as if given or made on such date, with reference in each case to the facts and circumstances then subsisting. The Vendor undertakes up to and until completion of this Agreement or its earlier termination to notify Best Scene of any matter or event coming to its attention prior to Placing Completion which would or would reasonably be considered to render or have rendered any of the representations and warranties made by it set out in Clause 7(A) untrue, inaccurate or misleading in any material respect.

(C)	Full Force and Effect
The representations and warranties contained in sub-clauses (A) and (B) shall remain in full force and effect notwithstanding Completion and the purchase of the Placing Shares by the Placees, as the case may be.
8. Force Majeure and Termination
(A)	Force Majeure
If, at any time prior to 5:00 p.m. on the Placing Completion Date:
(i)	there shall develop, occur, exist or come into effect:
(a)	any change in, or any event or series of events resulting or likely to result in any change in Hong Kong, the PRC or the US national or international financial, currency, political, military, industrial, economic or market conditions (and for the purpose of construing the foregoing any normal market fluctuations shall not be construed as events or series of events affecting market conditions referred to above); or
(b)	any material and adverse change in the conditions of Hong Kong, the PRC, the US or international equity securities or other financial markets; or

(c)	the imposition of any moratorium, suspension or material restriction on trading in securities generally on the US stock exchanges due to exceptional financial circumstances or otherwise; or

(d)	any change or development occurs involving a prospective change in taxation or exchange control (or the implementation of any exchange control) in Hong Kong, British Virgin Islands or the PRC or the US or elsewhere;
which, in the opinion of Best Scene makes it inadvisable or inexpedient to proceed with the Placing; or
(ii)	it comes to the notice of Best Scene any matter or event rendering any of the Vendor’s representations and warranties in any material respect to be untrue, inaccurate or misleading or as having been breached (“Breached Warranty”) and if Best Scene considers that the Breached Warranty to have a materially prejudicial effect on the Placing, then Best Scene may give written notice to the Vendor to terminate this Agreement with immediate effect.
(B)	Effect of Termination
Upon the termination of this Agreement pursuant to the provisions of sub-clause (A) above, each of the Parties shall cease to have any rights or obligations under this Agreement, save in respect of the provisions of this Clause and Clauses 6(B), 9, 12 and 14, and any antecedent breaches of this Agreement or any rights or obligations which may have accrued under this Agreement prior to such termination.
9. Announcements
(A)	Prohibition
None of the Parties hereto shall, directly or indirectly, make any public announcement or communication in relation to the Placing without the prior approval of the other Parties and except where such announcement or communication is required by laws and regulations applicable to the Vendor and the Company.
10. Time of Essence
Any date or period mentioned in any Clause may be extended by mutual agreement between the Vendor and Best Scene, but, as regards any date or period originally fixed or any date or period so extended as aforesaid, time shall be of the essence.
11. Assignment
None of the Parties may assign or transfer any of their rights or obligations under this Agreement, save that Best Scene may assign the benefit of the undertaking and warranties given by the Vendor in Clauses 5, 6 and 8(A) respectively to the Placees.
12. Notices
(A)	Addresses
All notices delivered hereunder shall be in writing in the English language and shall be communicated to the following addresses and/or facsimile numbers:

If to the Vendor, to:
Room 4301
43rd Floor, Central Plaza
18 Harbour Road, Wanchai
Hong Kong
Facsimile: (852) 2858 1544

Attention: Mr. Changshan Zhao
If to Best Scene, to:
5/F., B & H Plaza
27 Industry Avenue, Shekou
Shenzhen 518067, China
Facsimile: (86-755) 2681 99801
Attention: Mr. Alan Li
(B)	Service
Any such notice shall be served either by hand or by facsimile. Any notice shall be deemed to have been served, if served by hand, when delivered, and if sent by facsimile on receipt of confirmation of transmission. Any notice received on a day which is not a Business Day shall be deemed to be received on the next Business Day.
13. General
(A)	Entire agreement
This Agreement sets out the entire agreement and understanding between the Parties and supersedes and replaces any prior agreements or understandings entered into between the Parties with respect to the matters provided for herein, and none of the Parties has entered into this Agreement in reliance upon any representation, warranty or undertaking of the other Parties which is not set out or referred to in this Agreement.

(B) Amendment
This Agreement may be amended or supplemented, and any provision hereof may be waived, only in writing by all the Parties or, in the case of a waiver, by the Party waiving compliance.
(C) Remedies and waivers
No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of such right, power or privilege, or any single or partial exercise thereof, preclude any further exercise thereof or the exercise of such or of any other right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any Party may otherwise have.
(D) Severability
If any term or provision of this Agreement shall become or be declared illegal, invalid or unenforceable for any reason whatsoever such term or provision shall be severed from this Agreement and shall be deemed to be deleted from this Agreement provided always that if such deletion materially affects or alters the basis of this Agreement, the Parties shall negotiate in good faith to amend and modify the provisions and terms of this Agreement as may be necessary or desirable in the circumstances.
14. Governing Law, Jurisdiction and Miscellaneous
(A)	Governing Law
This Agreement shall be governed by and construed in accordance with the laws of Hong Kong, for the time being in force and the Parties hereby irrevocably submit to the non-exclusive jurisdiction of the courts in Hong Kong.
(B)	Counterparts
This Agreement may be executed by the Parties in counterparts, each of which shall be binding on the Party or Parties who shall have executed it but which shall together constitute one agreement.

Signature page
     AS WITNESS the hands of the duly authorized representative of the Parties on the day and year first before written.

SIGNED by Changshan Zhao,	)	/s/ Changshan Zhao
Director for and on behalf of	)
Beijing Holdings Limited	)
in the presence of: /s/ Michael Siu	)
(as witness)

SIGNED by Alan Li	)	/s/ Alan Li
Authorized person	)
for and on behalf of	)
Best Scene Management Limited	)
in the presence of: /s/ Lu Zhenwei	)
(as witness)